UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, Thursday, May 15, 2014 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 3, 2014.

Items of Business:

1.	To elect three Class III directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2017 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To approve, for purposes of Section 162(m) of the Internal Revenue Code, the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan including amendments to the material terms of performance-based awards;

3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 21, 2014 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2014 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2013 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2013 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/MARK S. FLYNN

MARK S. FLYNN

SECRETARY

APRIL 3, 2014

HARTFORD, CONNECTICUT

i

Page
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING	1

CORPORATE GOVERNANCE	6
Corporate Governance Guidelines	6
Code of Conduct	6
Director Independence	6
Board and Committee Membership	6
Board Leadership Structure	7
Audit Committee	8
Compensation Committee	8
Governance Committee	10
Risk and Finance Committee	11
Risk Management Oversight	11
Transactions with Related Persons	12
Policy Regarding Transactions with Related Persons	12
Transactions with Related Persons	12
Shareholder Proposals	13
Shareholder and Interested Party Communications	13

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Directors and Executive Officers	15
Section 16(a) Beneficial Ownership Reporting Compliance	16

PROPOSALS REQUIRING YOUR VOTE	17
Item 1 - Election of Directors	17
Board Nominees	17
Item 2 - Approval for Purposes of Section 162(m) of the Internal Revenue Code of the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan Including Amendments to the Material Terms of Performance Based Awards	21
Item 3 - Advisory Vote on Executive Compensation	27
Item 4 - Ratification of the Appointment of Independent Registered Public Accounting Firm	29
Fees Paid to Independent Registered Public Accounting Firm	29
Audit Committee Pre-Approval Policies and Procedures	29
Report of the Audit Committee	31

EXECUTIVE OFFICERS	32
Executive Officers	32

COMPENSATION DISCUSSION AND ANALYSIS	34
Executive Summary	34
Report of the Compensation Committee	43
Summary Compensation Table	44
Grants of Plan-Based Awards in Fiscal Year 2013	45
Outstanding Equity Awards at 2013 Fiscal Year-End	46
Option Exercises and Stock Vested in Fiscal Year 2013	47
Non-Qualified Deferred Compensation in Fiscal Year 2013	47
Termination Payments and Change-in-Control Arrangements	48
Equity Compensation Plan Information	54

DIRECTOR COMPENSATION	55
Director Compensation Table	55

OTHER MATTERS	56

ADDITIONAL INFORMATION	56

Appendix A	A-1

Appendix B	B-1

Appendix C	C-1

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2014 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2014 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held Thursday, May 15, 2014 at 10:30 A.M. EDT at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2013 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 3, 2014.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 3, 2014, a Notice of Internet Availability of Proxy Materials is being mailed or delivered electronically to certain of our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our common stock, par value $0.01 per share (“Common Stock”) at the close of business on March 21, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 9,156,601 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at 100 Pearl Street, Hartford, CT for the ten-day period immediately preceding the meeting. At the Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

The election of the three directors recommended for nomination by our Governance Committee and nominated by our Board for the three Class III director seats, each to hold office for a three-year term expiring at the 2017 annual meeting of shareholders or upon his successor being elected and qualified, or until his earlier resignation, retirement, death, disqualification or removal. Information concerning the Class III director nominees is provided under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS,” beginning at page 17 of this Proxy Statement. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted.

2.	Approval, for purposes of Section 162(m) of the Internal Revenue Code (“IRC Section 162(m)”), of the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Omnibus Plan”) including amendments to the material terms of performance-based awards

Approval for purposes of IRC Section 162(m), of the Omnibus Plan including amendments to the material terms of performance-based awards requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on this proposal.

3.	Approval by an advisory vote of the compensation of our named executive officers, as disclosed in this Proxy Statement

Approval by an advisory vote of the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934. The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board shall review the results of this vote and shall take them into consideration when making future decisions regarding executive compensation.

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal and any broker non-votes will have no effect on this proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the approval for purposes of IRC Section 162(m), of the Omnibus Plan including amendments to the material terms of performance-based awards;

•	“FOR” the approval, by an advisory vote, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

How are votes counted?

A representative from Computershare Investor Services, the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.envisionreports.com/vrts;

•	by telephone, toll free at 1-800-652-VOTE (8683); or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials).

The deadline for voting by Internet or telephone is 11:59 P.M., Eastern Daylight Time, on Wednesday, May 14, 2014. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., Eastern Daylight Time, on Monday, May 12, 2014.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposals that will be presented at the Annual Meeting are: the election of directors, the approval for purposes of IRC Section 162(m) of the Omnibus Plan including amendments to the material terms of performance-based awards under the Omnibus Plan and the shareholder advisory vote on our executive compensation program. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 is considered a routine proposal on which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. To gain admission, registered holders will need valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. If your Virtus shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Virtus shares on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of

Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession, and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or our directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2014, the Board reviewed director independence and determined that each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Risk and Finance Committees is independent under applicable NASDAQ standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is “independent” under the criteria established by the NASDAQ Marketplace rules, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Risk and Finance Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Risk and Finance
George R. Aylward
James R. Baio	Chair	Member
Diane M. Coffey		Chair	Member
Susan S. Fleming			Chair	Member
Timothy A. Holt	Member			Chair
Russel C. Robertson
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

During 2013, the Board held eight meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then current directors attended our 2013 Annual Meeting and all of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2013 or, with respect to Mr. Robertson who was elected to our Board in May, 2013, following his election.

The Board has adopted written charters for each of the Audit, Compensation, Governance and Risk and Finance Committees, which set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards and our categorical independence standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

We believe that it is advisable for one of our independent directors to serve as Chairman of the Board, and the Board has elected Mark C. Treanor as Chairman. We believe that our assembled Board provides a broad array of experience, expertise and perspective and that it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer and also a director, to lead our Company and its management as chief executive officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board functions and how our Board structure functions, to ensure that the Board continues to provide an optimal governance structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt and Swan. The Board has determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2013, the Audit Committee held ten meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. During 2013, the Compensation Committee held eleven meetings. The primary purposes of the Compensation Committee are: (i) to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Role of the Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive base salary and sets annual and long-term incentive compensation opportunities for our executive officers. The Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our Chief Executive Officer, are compensated. The Compensation Committee recommends incentive compensation awards for our Chief Executive Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our Chief Executive Officer the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee is supported by Mercer (US) Inc. (Mercer) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (ii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iii) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (v) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are generally subject to three-year cliff vesting. We believe our compensation structure is appropriately designed to retain high caliber-leadership.

The compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of performance-based restricted stock units granted under our equity-based, long-term incentive plan using a one-year performance measurement period and three-year cliff vesting, which aligns the interests of our executives with the interests of our shareholders;

•	Plan-based awards to our executives are limited to a maximum payout as defined by the terms of our annual and long-term incentive plans;

•	After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives;

•	Clawback provisions allow the Company to clawback compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria; and

•	EVP’s, SVP’s and Directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of, and during 2013 consisted of, Ms. Coffey (Chair) and Messrs. Baio and Treanor. None of the directors serving on the Compensation Committee were at any time during 2013, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Coffey and Mr. Treanor. During 2013, the Governance Committee held four meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election. Also, under the terms of our 2008 Investment and Contribution Agreement with a predecessor to the Bank of Montreal (“BMO”), BMO has the right to designate one director nominee for election to the Board, subject to satisfaction of all legal and governance requirements regarding service as our director, for so long as it owns at least 10% of our outstanding Common Stock.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Risk and Finance Committee

The Risk and Finance Committee (formerly known as the Finance and Investment Committee) currently consists of Messrs. Holt (Chair) and Swan and Dr. Fleming. During 2013, the Risk and Finance Committee held six meetings. The primary purposes of the Risk and Finance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s policies, practices, and procedures relating to risk and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Risk Management Oversight

The Risk and Finance Committee of our Board is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Risk and Finance Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices, and procedures regarding risk assessment and risk management. The Risk and Finance Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Risk and Finance Committee also receives and reviews reports on selected risk topics as the Risk and Finance Committee or management deem appropriate. Our Board also receives direct reports from management on risk topics of general interest to the full Board and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly report to the full Board on these risk management matters.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters, and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm, and legal counsel, financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Risk and Finance Committee, the other Board Committees within their areas of responsibility, and the Board oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

Investment and Contribution Agreement

BMO currently owns approximately 19% of our outstanding Common Stock. BMO has agreed that to the extent its holdings of Common Stock exceed 24% of our outstanding Common Stock solely by reason of the repurchase or redemption of Common Stock by the Company, the excess shares will be subject to an irrevocable proxy in favor of the Company to be voted in the same proportion as the votes cast by all shareholders other than BMO. In addition, under the terms of our Investment and Contribution Agreement with BMO, dated as of October 30, 2008 (the “Investment and Contribution Agreement”), so long as BMO beneficially owns at least 10% of our

Common Stock, BMO has the right to designate a director who, subject to satisfaction of all legal and governance requirements regarding service as our director, will stand as one of the Company’s nominees for election by the holders of the Common Stock. Russel C. Robertson, a Class II director whose term expires at the 2016 Annual Meeting, currently serves as the director designated by BMO.

Sub-Advisory Relationships

Certain affiliates of BMO have been appointed as sub-advisors to certain Virtus mutual funds. Sub-advisory fees, which are netted against investment management fees in our Consolidated Statements of Operations, paid or payable to BMO related to such funds for the year ended December 31, 2013, were $0.5 million. The Company may, from time to time, enter into additional sub-advisory or similar relationships with BMO’s subsidiaries and affiliates.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2015 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2015 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 3, 2014, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2015 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at 100 Pearl Street, Hartford, CT 06103, no earlier than January 18, 2015 (75 days prior to April 3, 2015, the first anniversary of the date that we first mailed or made available our proxy materials for this year’s annual meeting) and no later than February 17, 2015 (45 days prior to April 3, 2015). In the event that our 2015 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2015 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of February 28, 2014, by (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of February 28, 2014 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 9,106,415 shares of Common Stock outstanding on February 28, 2014.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
Bank of Montreal. 111 W. Monroe Street Chicago, IL 60603	1,727,746	(1)	19.0%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,061,287	(2)	11.7%

FMR LLC 245 Summer Street Boston, MA 02210	704,856	(3)	7.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	672,127	(4)	7.4%

Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	544,868	(5)	6.0%

Huber Capital Management LLC. 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	507,899	(6)	5.6%

(1)	Based on a Schedule 13D/A jointly filed with the SEC on January 19, 2012 by the Bank of Montreal and BMO Financial Corp., the Bank of Montreal has sole investment and voting power with respect to 1,727,746 shares of Common Stock.

(2)	Based on a Schedule 13G/A filed with the SEC on March 10, 2014 by Wellington Management Company LLP. Wellington Management Company LLP has shared investment power with respect to 1,061,287 shares of Common Stock and shared voting power with respect to 953,487 shares of Common Stock.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC. FMR LLC has sole investment power with respect to 704,856 shares of Common Stock and sole voting power with respect to 153,150 shares of Common Stock.

(4)	Based on a Schedule 13G/A filed with the SEC on January 31, 2014 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 672,127 shares of Common Stock and sole voting power with respect to 647,884 shares of Common Stock.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2014 by Vanguard Group. Vanguard Group has sole investment power with respect to 535,731 shares of Common Stock, shared investment power with respect to 9,137 shares of Common Stock and sole voting power with respect to 9,637 shares of Common Stock.

(6)	Based on an amendment to a Schedule 13G filed with the SEC on February 10, 2014 by Huber Capital Management LLC. Huber Capital Management LLC has sole investment power with respect to 507,899 shares of Common Stock, sole voting power with respect to 274,058 shares of Common Stock and shared voting power with respect to 52,703 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	164,310	(1)	1.8%
James R. Baio	10,424		*
Diane M. Coffey	9,768		*
Susan S. Fleming	9,791		*
Timothy A. Holt	21,343		*
Russel C. Robertson	—		*
Edward M. Swan, Jr.	11,991		*
Mark C. Treanor	21,303	(2)	*
Michael A. Angerthal	44,937	(3)	*
Jeffrey T. Cerutti	24,226	(4)	*
Mark S. Flynn	6,303	(5)	*
Francis G. Waltman	21,752	(6)	*

All directors and executive officers as a group (14 persons)	362,032	(7)	3.9%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 69,888 shares of Common Stock underlying options and 21,204 RSUs that Mr. Aylward has the right to acquire as of, or within 60 days of, February 28, 2014.

(2)	Includes 20 shares of Common Stock held in a joint account with Mr. Treanor’s son. Mr. Treanor disclaims beneficial ownership of these shares.

(3)	Includes 15,867 shares of Common Stock underlying options and 5,487 RSUs that Mr. Angerthal has the right to acquire as of, or within 60 days of, February 28, 2014.

(4)	Includes 4,240 shares of Common Stock underlying options and 16,906 RSUs that Mr. Cerutti has the right to acquire as of, or within 60 days of, February 28, 2014. Mr. Cerutti resigned his position as an executive officer of the Company effective April 1, 2014.

(5)	Includes 422 shares of Common Stock underlying options and 5,487 RSUs that Mr. Flynn has the right to acquire as of, or within 60 days of February 28, 2014.

(6)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 7,314 shares of Common Stock underlying RSUs that Mr. Waltman has the right to acquire as of, or within 60 days of, February 28, 2014.

(7)	See footnotes (1) through (6).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2013, except for one late filing by Mr. Cerutti related to a net settlement to cover tax withholding obligations arising out of the vesting of a restricted stock unit award due to an administrative error.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class III directors have a term expiring at the 2014 Annual Meeting. Our Class I and Class II directors have terms expiring at the 2015 and 2016 Annual Meetings, respectively.

Each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor have been directors of the Company since it became an independent public company on January 1, 2009 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various Company affiliates since 2005.

Mr. Robertson (a director since May 2013) was designated by BMO, which is the holder of approximately 19% of our Common Stock. Under the terms of the Investment and Contribution Agreement, for so long as BMO owns at least 10% of our Common Stock, BMO has the right to designate a director (the “Investor Designate”) who, subject to satisfaction of all legal and governance requirements regarding service as our director, will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. Robertson, whose term as a Class II director expires at the 2016 Annual Meeting, currently serves as the Investor Designate.

Under our Corporate Governance Principles, a director will retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve, provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

Members of our Governance Committee have evaluated the contributions and performance of George R. Aylward, Edward M. Swan, Jr. and Mark C. Treanor as members of our Board and recommended to the Board that each of Messrs. Aylward, Swan and Treanor be nominated to stand for re-election as a Class III director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved George R. Aylward, Edward M. Swan, Jr. and Mark C. Treanor as our Class III nominees for election to the Board by the shareholders. If elected by the shareholders, Messrs. Aylward, Swan and Treanor will hold office for a three-year term expiring at the 2017 annual meeting of shareholders and upon his successor being elected and qualified, or upon his earlier resignation, retirement, death, disqualification or removal. Each of Messrs. Aylward, Swan and Treanor has indicated that he will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee.

The Board recommends that shareholders vote “FOR” the election of its three director nominees as Class III directors of Virtus: George R. Aylward, Edward M. Swan, Jr. and Mark C. Treanor

Listed below are the names of our eight board members, including the Board’s nominees to the Class III director seats, and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class III

GEORGE R. AYLWARD (49), Class III. Mr. Aylward is President and Chief Executive Officer and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward also served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; Trustee of the Virtus Variable Insurance Trust, since 2012; Director of the Virtus Global Funds, PLC since 2013; Trustee and President of the Virtus Global Multi-Sector Income Fund and the Virtus Total Return Fund, since 2012; and Chairman, President and Chief Executive Officer of The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc., since 2006. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industry, and superior skills as our Chief Executive Officer.

EDWARD M. SWAN, JR. (72), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that, he taught investment management courses at Florida A&M University’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a chartered financial analyst designation in 1981 from the CFA Institute and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan served as a captain in the U.S. Air Force and brings to our Board demonstrated management ability, asset management sales and marketing expertise, an understanding of financial and operational issues facing financial and investment services organizations, and extensive knowledge of the asset management industry.

MARK C. TREANOR (67), Class III. Mr. Treanor served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, from 2009 until his retirement in 2013. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

Other Current Members of the Board

JAMES R. BAIO (60), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000, and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as a member of our Board and Chairman of our Audit Committee.

DIANE M. COFFEY (72), Class I. Since 2000, Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm specializing in mergers, acquisitions, financings and restructurings. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in Government and Community Affairs and Internal Communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as a member of our Board and Chairperson of our Compensation Committee.

SUSAN S. FLEMING (44), Class II. Dr. Fleming is currently a consultant, executive educator and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming has served as a director of Endurance Specialty Holdings, Ltd. since May 2011 and in the past has served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006, and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate governance and organizational leadership also positions her well to serve as a member of our Board and Chairperson of our Governance Committee.

TIMOTHY A. HOLT (61), Class I. Mr. Holt held various senior management positions with Aetna, Inc. until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management

from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Mr. Holt has served as a director of MGIC Investment Corporation since January 2012 and as a director of StanCorp Financial Group since January 2014. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as a member of our Board and Chairman of our Risk and Finance Committee.

RUSSEL C. ROBERTSON (66), Class II and Investor Designate. Russel Robertson currently serves as EVP and Head, Anti-Money Laundering, at BMO Financial Group to which he was appointed in July, 2013. Prior to his current role, he served as Executive Vice President, Business Integration at BMO Financial Group, and as Vice Chair at BMO Financial Corp. (formerly Harris Financial Corp.) since March, 2011. Prior to that, Mr. Robertson was the Chief Financial Officer at BMO Financial Group between March, 2008 and March, 2011. Before joining BMO, he spent over 35 years as a Chartered Accountant. In this capacity, Mr. Robertson held various senior positions with a number of major accounting firms, including holding the positions of Vice Chair, Deloitte & Touche LLP (Canada) (2002-2008), and Managing Partner, Arthur Andersen LLP (Canada) (1994-2002). Mr. Robertson holds a Bachelor of Arts degree (Honours) from the Ivey School of Business at the University of Western Ontario. Since June 2012, Mr. Robertson has served on the board of directors of Turquoise Hill Resources, a Canadian mining and development company headquartered in Vancouver, British Columbia. Mr. Robertson has significant managerial experience and brings to our Board substantial experience in accounting and auditing matters regarding the financial services industry, and significant strategic planning experience.

ITEM 2—APPROVAL FOR PURPOSES OF IRC SECTION 162(M) OF THE OMNIBUS PLAN

INCLUDING AMENDMENTS TO THE MATERIAL TERMS OF PERFORMANCE-BASED AWARDS

Our Board is seeking shareholder approval for purposes of IRC Section 162(m) of the Omnibus Plan including certain amendments relating to the material terms of performance-based awards, including business criteria for performance goals and award limits. Shareholder approval of the terms of these performance-based awards is one of the requirements for allowing us to continue to be eligible to make awards to our chief executive officer and to certain of our next most highly compensated officers that may be deductible for federal income tax purposes by the Company as performance-based compensation. We are required under IRC Section 162(m) to seek reapproval from shareholders every five years or earlier if we change the performance criteria. The material terms of performance-based awards under the Omnibus Plan were previously approved by our shareholders on May 20, 2010.

Shareholders are not being asked to approve any additional plan shares under this proposal nor any provisions other than the changes to the business criteria for performance goals and changes to certain award limits set forth in the Omnibus Plan.

Discussion of the Purpose of this Proposal

The purpose for submitting this proposal to our shareholders at the Annual Meeting arises under IRC Section 162(m) of the Code. IRC Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year with respect to its chief executive officer and the three other highest paid officers of the Company (excluding the chief financial officer). However, payments that are “performance-based” in accordance with the conditions specified under IRC Section 162(m) which includes shareholder approval of the material terms of performance-based awards, including eligibility requirements, business criteria for performance goals, and award limits under the Omnibus Plan will permit an award to be deductible for federal income tax purposes even if in excess of $1 million. Since the Omnibus Plan was initially adopted, the Omnibus Plan has allowed us to award compensation that would qualify as “performance-based” compensation under IRC Section 162(m) and your approval of the Omnibus Plan will continue to allow us, if we so choose, to make awards that continue to qualify. Our Board believes that it is in the best interests of the Company and its shareholders to continue to have a plan structure that allows for the award of incentive compensation to our chief executive officer and certain of our other executive officers that may be deductible by the Company as performance-based compensation for federal income tax purposes, as deemed appropriate by our Board and Compensation Committee.

Amendments to the Omnibus Plan

The amendments to the Omnibus Plan primarily relate to the business criteria for performance goals and individual award limits under the plan. Our Board and Compensation Committee have made these changes because we believe that the measures for performance goals as originally defined constrained the use of performance goals and metrics linking compensation to the achievement of financial and operating measures specific to the investment management business, and that, in light of the significant growth in our business and profitability since the original adoption of the Omnibus Plan, the initially adopted limits on annual and long-term incentive awards require adjustment to reflect that growth.

We have revised the following individual award limits which will be effective for awards determined after your approval:

•	The per participant limit on receiving annual incentive awards has been increased from an aggregate of $5 million to $10 million in any plan year.

•	The per participant limit on receiving long-term incentive awards has been increased from an aggregate of $7 million to $10 million in any plan year.

The amounts that may be received by our executive officers under the Omnibus Plan in the future are not currently determinable. Had the above described amendments to the Omnibus Plan been in effect for the 2013 fiscal year, Mr. Aylward, our chief executive officer, would have been eligible to receive an annual incentive award in excess of the original award limit but less than the revised stockholder approved limit in respect of the 2013 fiscal year, subject to the exercise of negative discretion by our Board. No other amounts payable to our executive officers in respect of the 2013 fiscal year would have been affected by the amendments.

Overview of the Omnibus Plan

The Omnibus Plan provides for the grant of awards which may include one or more of the following: (i) stock options (which may consist of incentive stock options or non-qualified stock options); (ii) stock appreciation rights; (iii) stock awards (which may consist of restricted stock and restricted stock units); (iv) performance awards (both cash and equity); and (v) any other types of equity and non-equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. The Compensation Committee cannot re-price stock options or stock appreciation rights without shareholder approval (other than in connection with corporate transactions involving the Company, such as stock splits, merger, consolidation, split-up, spin-off, combination, among other things) or grant new stock options in substitution for or upon the cancellation of stock options previously granted.

Summary of Material Terms of Performance-Based Awards under the Omnibus Plan

A summary of the material terms of performance-based awards under the Omnibus Plan is set forth below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103.

Eligibility Requirements. The Omnibus Plan governs the award and payment of cash and equity awards to any employee of the Company or its subsidiaries, any of our non-employee directors, and any of our consultants (collectively, the “Participants”) and is administered by our Compensation Committee. Awards may be made under the Omnibus Plan to any Participant selected by the Compensation Committee or by an officer as delegated by the Compensation Committee in accordance with the Omnibus Plan. As of December 31, 2013, there were approximately 376 employees and seven non-executive directors eligible to receive awards under the Omnibus Plan.

Business Criteria for Performance Goals. Performance awards may be designed by our Compensation Committee to qualify as performance-based compensation under IRC Section 162(m), such as for awards for our executive officers. For purposes of IRC Section 162(m), performance goals are designated by our Compensation Committee and are based upon one or more performance goal measures relating to; our assets under management, or AUM, including clients’ AUM, diversification across asset classes, geographies, clients and channels, and portfolio manager productivity; sales metrics, including gross inflows, net flows, organic growth, organic growth rate, client redemption rates, market share, new account wins, size of pipeline, diversification of sales across asset classes, geographies, clients and channels and sales productivity; financial metrics, including operating income, operating income, as adjusted, net income, income before taxes, net income attributable to common stockholders, economic net income, cash operating income, cash net income, free cash flow, net cash provided by operations, earnings measures (including earnings before interest and taxes or earnings before interest, taxes, depreciation, and amortization), operating income per share, operating income, as adjusted, per share, net income per share, income before taxes or net income attributable to common stockholders per share, economic net income per share, cash operating income per share, cash net income per share, free cash flow per share, net cash provided by operations per share, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) per share, operating income margin, operating income, as adjusted, margin and net income margin; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by recognized third parties and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital or growth in return of capital, return on equity, return on capital or invested capital, change in working capital, payout ratio level, debt to capital or debt to EBITDA ratio, shares repurchased, return on investment, economic value created, gross revenues and investment management fees; strategic performance, including customer service measures or indices, success of new product launches, employment expense as a percentage of revenue or revenue, as adjusted, other operating expenses as a percentage of revenue or revenue, as adjusted, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness.

Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure. The targeted level or levels of performance with respect to performance goals may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including absolute entity performance, as a goal relative to performance in prior periods, or a relative comparison of entity performance to the performance of one or more third parties or other companies, a peer group or special index or other group selected for comparison, or other external measure. The Compensation Committee may specify that any performance goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Omnibus Plan or other incentive compensation.

Award Limits. The Omnibus Plan places limits on the maximum amount of each type of award that may be granted to any Participant in any calendar year. Under the Omnibus Plan, no Participant may receive awards of stock options or stock appreciation rights that cover in the aggregate more than 250,000 shares in any calendar year. Additionally, no Participant may receive awards of restricted stock or restricted stock units subject to performance goals that cover in the aggregate more than 250,000 shares or units, as the case may be, in any calendar year. Furthermore, no Participant may receive an annual incentive award that exceeds $10 million in any calendar year. Lastly, the amount of any long-term incentive award paid to a Participant in any calendar may not exceed $10 million. For each of these award limits, any unused shares or dollar amounts as of the close of the prior calendar year may be rolled over to the next calendar year and added to the applicable award limit.

Other Material Terms of the Omnibus Plan

A summary of other material terms of the Omnibus Plan is set forth below, but such terms are not subject to shareholder approval. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103.

Shares Available. The maximum number of shares of our Common Stock available for issuance under the Omnibus Plan when initially adopted was 1,800,000 shares. In the discretion of our Compensation Committee, all of these shares may be granted in the form of incentive stock options. If any shares covered by an award are cancelled, forfeited, terminated or expire unexercised, these shares will again become available for award under the Omnibus Plan. However, if the exercise price of an option is paid by tender to the Company of shares of Common Stock owned by the Participant, or by means of a net-exercise, the number of shares available for issuance under the Omnibus Plan shall be reduced by the gross number of shares for which the option is exercised and shares of Common Stock withheld or reacquired by the Company in satisfaction of any tax withholding obligations shall not again be available for issuance under the Omnibus Plan.

As of March 15, 2014, 1,348,145 shares of our Common Stock have been issued pursuant to the Omnibus Plan. Of the total shares issued under the Omnibus Plan, 379,378 shares are subject to outstanding awards, including stock options covering a total of 187,120 shares having a weighted average exercise price of $19.88 per share and a weighted average remaining term of 4.6 years. There are a total of 451,855 shares of our Common Stock available for future awards under the Omnibus Plan as of March 15, 2014.

Administration. Our Compensation Committee is responsible for the administration of the Omnibus Plan and, subject to the terms of the Omnibus Plan, has the discretion to select Participants to receive awards; to determine all of the terms and conditions of each award, the performance goals, if any, applicable to each award, and the exercise price or base price, if any, associated with each award; and to interpret provisions of the Omnibus Plan and make all factual and legal determinations regarding the Omnibus Plan and any award agreements. Our Compensation Committee may, to the extent such action is not inconsistent with applicable law or stock exchange rules, delegate its powers and administrative responsibilities to one or more members of the Compensation Committee or to one or more officers or employees of the Company and also may delegate to one or more officers of the Company the determination of awards to Company employees, so long as the recipients are not executive officers of the Company.

Types of Awards. The Omnibus Plan provides for grants of stock options, stock appreciation rights, stock awards, performance awards (both cash and equity) and any other types of equity awards. The terms of the awards are embodied in an award agreement and awards may be granted singly, in combination, or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

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Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right may not exceed ten years from the date of grant. Our Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. In the case of termination due to cause, all outstanding options expire immediately. Upon termination of employment (other than for cause), vested stock options generally must be exercised within 90 days following termination of employment or, if earlier, the original expiration date, but the unvested stock options generally would immediately terminate. In cases of termination due to death, disability or retirement, options must be exercised within three years from the date of termination of employment or, if earlier, the original expiration date. Upon death unvested options will generally automatically vest, but upon termination for disability or retirement, options would generally continue to vest according to their regular vesting schedule. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

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Stock Awards. The Omnibus Plan permits the granting of stock awards. Our Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. If a Participant ceases to be employed or service is terminated by reason of death or disability generally the stock award will vest as to a prorated portion of the shares based on the number of days the Participant actually worked since the grant date or in the case of a stock award that vests in installments, since the last vesting date. Upon retirement or early retirement stock awards will generally continue to vest according to their regular vesting schedule.

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Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards are subject to the satisfaction of specified performance criteria. Our Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events. The performance goals determine the value and amount of performance awards that will be paid to Participants and the portion of an award that may be exercised to the extent such performance goals are met. The business criteria for performance goals that may be used by our Compensation Committee in establishing awards that are intended to qualify as performance-based compensation under IRC Section 162(m) are set forth above under the heading “Summary of Material Terms of Performance-Based Awards under the Omnibus Plan – Business Criteria for Performance Goals.”

Stock Price. The closing market price of a share of our Common Stock reported on the NASDAQ Stock Market on March 15, 2014 was $175.62 per share.

Adjustments. If there are any changes in the number of shares of our Common Stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, any merger or consolidation of the Company, or if any other event that affects our capitalization occurs, the number of shares of our Common Stock issuable under the Omnibus Plan, the individual limitations on the number of shares that may be awarded to any Participant, the aggregate number of shares subject to outstanding awards, and the respective prices and/or vesting of such awards will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Amendment, Modification and Termination. Our Board or our Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a Participant holding an outstanding award under the Omnibus Plan without such Participant’s consent. However, the Company will obtain shareholder approval for any amendment to the Omnibus Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by our shareholders, no such amendment will be made which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an option or stock-settled stock appreciation right may be granted or (iii) extend the maximum term for options or stock-settled stock appreciation rights granted under the Omnibus Plan.

U.S. Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences generally arising under present law with respect to certain awards that may be granted under the Omnibus Plan.

A Participant to whom a nonqualified stock option (“NQSO”) is granted will recognize no income at the time of the grant. When the Participant exercises a NQSO, the Participant will generally recognize ordinary income equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the Common Stock received over the option exercise price. Similarly, the grant of a stock appreciation right (“SAR”) will normally not result in taxable income to a Participant. At the time of exercise, the Participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock that the Participant receives to satisfy the SAR.

A Participant to whom an incentive stock option (“ISO”) which qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Stock over the exercise price thereof may result in the Participant being subject to an alternative minimum tax under applicable provisions of the Internal Revenue Code. When a Participant sells the Common Stock received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, the Participant will normally recognize long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the Participant disposes of such shares before such periods end, the Participant will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, and (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss.

Generally, we will be entitled to a deduction equal to the amount recognized as ordinary income by the Participant in connection with stock options and SARs. However, we generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a Participant.

With respect to other awards granted under the Omnibus Plan that result in a transfer to the Participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a Participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received (less consideration paid for the shares, if any). With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture (less consideration paid for the shares, if any). Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares, at which time a Participant must generally recognize ordinary income equal to the fair market value of the transferred shares at such time (less consideration paid for the shares, if any). Unless limited by IRC Section 162(m), the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant with respect to these other awards.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap applicable to certain highly compensated employees under IRC Section 162(m), and therefore remains deductible by the company that pays it. Under the Omnibus Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Omnibus Plan will be fully deductible under all circumstances.

The Omnibus Plan and all awards are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder in all respects and will be administered in a manner consistent with such intent.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Omnibus Plan. This discussion is intended to assist shareholders in considering how to vote at the Annual Meeting and not as tax guidance to Participants in the Omnibus Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve this proposal.

The Board recommends that our shareholders vote “FOR” the approval for purposes of IRC Section 162(m), of amendments to the material terms of performance-based awards under the Omnibus Plan.

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Pursuant to federal securities laws, we are asking our shareholders to approve by an advisory vote the compensation of our named executive officers, as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

The Board intends to continue its current practice of holding an advisory vote on the compensation of the Company’s named executive officers every three years. The next advisory vote on executive compensation will be held at our 2017 annual meeting, at which time we will also ask shareholders to vote again on the frequency of approving this advisory vote on executive compensation.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is structured to reward superior Company performance and is designed to:

•	Attract and retain high-caliber leadership;

•	Support a high-performance environment by linking a significant portion of compensation to Company performance via our Annual and Long-Term Incentive Plans;

•	Offer executives participation in broad-based Company sponsored benefit programs on the same basis as our other employees, but limit the use of additional significant perquisites; and

•	Encourage our executives to share the same long-term investment risk as our shareholders through our stock ownership guidelines.

During fiscal 2013, our management team continued to execute our long-term business plan and create significant value for our shareholders. Financial and business highlights in the last fiscal year include:

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Total sales for the full year increased by 48 percent to $21.3 billion from $14.4 billion in 2012; positive net flows increased by 20 percent to $8.1 billion. Sales of long-term open end mutual funds increased 55 percent to $19.1 billion from $12.3 billion in 2012, with positive net flows of $8.1 billion, an increase of 26 percent from 2012.

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Total revenue increased 39 percent to $389.2 million from $$280.1 million. Revenue, as adjusted[1], which is net of certain mutual fund distribution and administration expenses, increased 38 percent to $291.4 million from $211.6 million in 2012.

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Operating income, as adjusted[1], the Company’s primary non-GAAP metric, increased by 61% to $131.0 million with a related margin of 45 percent from $81.5 million and a margin of 38 percent in 2012. Operating income, the comparable GAAP metric, increased by 88 percent to $113.5 million from $60.4 million in 2012; the related margin increased to 29 percent from 22 percent. Net income attributable to common stockholders doubled to $75.2 million from $37.6 million, and earnings per diluted common share increased to $8.92 from $4.66 in 2012.

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The Company had $57.7 billion of assets under management at December 31, 2013, an increase of 27 percent from $45.5 billion at December 31, 2012 as a result of $8.1 billion of positive net flows and $4.9 billion of market appreciation. Long-term assets under management, which exclude cash management, were $56.2 billion at December 31, 2013, an increase of 29 percent from $43.5 billion at December 31, 2012. The Company’s long-term open-end mutual funds had $36.4 billion of assets under management at the end of 2013, compared with $25.8 billion at the end of 2012.

[1]	The above referenced non-GAAP measures are described and reconciled to GAAP-reported amounts on Appendix A to this Proxy Statement.

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Shares of Company stock (NASDAQ: VRTS) rose 65 percent in 2013, compared with an increase of 32 percent for the Standard & Poor’s 500 Total Return Index and 53 percent for a composite of other publicly traded traditional asset management companies[2].

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

[2]	A listing of the companies included in the composite of other publicly traded asset management companies can be found on Appendix C to this Proxy Statement.

ITEM 4—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2014. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2013 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board recommends a vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2014

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit Fees (1)	$794,500	$656,445
Audit-Related Fees (2)	$106,200	$130,330
Tax Fees	—	—
All Other Fees (3)	$1,818	$1,800

Total Fees	$902,518	$788,575

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K, consent, comfort letters and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company.

(3)	“All Other Fees” includes software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2013 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2013 with management and with PwC.

The Audit Committee has discussed with PwC those matters as required by Auditing Standard No. 16 – Communications with Audit Committees. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of April 1, 2014:

Name	Age	Position
George R. Aylward	49	President, Chief Executive Officer and Director
Michael A. Angerthal	46	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	42	Senior Vice President, Fund Services
Mark S. Flynn	59	Executive Vice President, General Counsel and Corporate Secretary
Mardelle Peña	61	Senior Vice President, Human Resources
Francis G. Waltman	51	Executive Vice President, Head of Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Board Nominees to Class III.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Mr. Bradley is Senior Vice President, Fund Services. He serves as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of the Virtus Variable Insurance Trust, Virtus Global Multi-Sector Income Fund, Virtus Total Return Fund, The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. His responsibilities include customer service, transfer agency, accounting, tax, custody, registration, treasury, lending, and financial reporting, and he chairs the Valuation Committee of each of the foregoing funds. Since 2013, Mr. Bradley has served as a Director of Virtus Global Funds, PLC. Prior to joining Virtus Investment Partners in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte in both the United States and Australia where he primarily consulted and serviced Fortune 500 companies and a top-tier private equity firm. Mr. Bradley earned a bachelor’s degree in accounting from the University of Connecticut where he earned the distinction of New England Scholar. He is also a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Mr. Flynn has served as Executive Vice President, General Counsel, and Secretary since February 2011 and as Chief Compliance Officer from 2011 to 2013. Prior to joining the Company, Mr. Flynn had served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Ms. Peña is Senior Vice President, Human Resources. She is responsible for developing human resources strategy and implementing critical policies, processes and programs in areas such as talent and performance management, training and development, diversity, and compensation and benefit plans. She also supports the activities of the Compensation Committee of the Board, and is a member of the Company’s senior management team. Ms. Peña joined Virtus in 2010 from The Hartford Financial Services Group (“The Hartford”), where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management, and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Head of Product Management, and has had the same role at the Company since July 28, 2008. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc. Prior to that, he held several positions at the Company, then known as PXP, including Senior Vice President, Product Development and Management, from February 2006 to December 2007, Vice President, Product Development and Management, from January 2005 to February 2006, Chief Administrative Officer from August 2003 to December 2004, and Second Vice President from October 2002 to August 2003. Mr. Waltman first joined the Company in August 1990. Mr. Waltman currently serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. Since 2013, Mr. Waltman has served as a director of Virtus Global Funds, PLC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are committed to creating and maintaining a growing company that is profitable and delivers long-term, sustainable value for shareholders. As such, we rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding investment capabilities to ensure a portfolio of high-quality, attractive products.

We emphasize specific performance measures that are intended to create long-term shareholder value, including profitability, sales, and net flows. The executive compensation program, which is designed to reinforce the importance of delivering results that contribute to building long-term value, rewards executives for achievement of these goals.

We delivered significant top-line and bottom-line growth in 2013, and completed several important business activities during the year that support current and future growth as a result of the leadership and efforts of the management team. The key accomplishments in 2013 included:

•	Total Sales, Net Flows and AUM – Total Sales Increased 48% to $21.3 Billion; Net Flows Increased 20% to $8.1 Billion. AUM Increased 27% to $57.7 Billion at December 31, 2013

Our sales success is built on three primary elements: the breadth of attractive products in a variety of distinctive strategies; solid relative investment performance; and the effectiveness of our sales efforts and strategy. By successfully leveraging these elements we delivered our highest levels of total and long-term open-end mutual fund sales and net flows in 2013.

•

Total sales were $21.3 billion for 2013, which represented a 48% increase from $14.4 billion in 2012, and included significant growth in mutual fund, separately managed account and institutional product sales.

•	Total net flows increased by 20% to $8.1 billion from $6.7 billion in 2012, primarily as a result of higher net flows for long-term open-end funds.

•

Assets under management increased 27% to $57.7 billion at December 31, 2013 from $45.5 billion at December 31, 2012. Long-term assets under management were $56.2 billion at year-end, an increase of 29% from December 31, 2012 assets of $43.5 billion.

•	Mutual Fund Sales, Net Flows and AUM – Fund Sales Increased 55%; Net Flows Increased 26%; Long-Term Open-End Fund AUM Increased 41% to $36.4 Billion at December 31, 2013

We maintained above-industry-average sales and organic growth rates for our long-term mutual funds as a result of our strong product offerings, relative investment performance, and retail sales activities.

•	Long-term open-end mutual fund sales were $19.1 billion in 2013, a 55% increase from $12.3 billion in 2012. The annual fund sales rate was 74%.

•

Sales were balanced among domestic equity, alternative, international equity and taxable fixed-income asset classes, and the breadth and diversity of our products allows us to be well positioned to meet changes in market cycles and investor preferences.

•	Long-term mutual fund net flows were $8.1 billion for the year, an increase of 26% from 2012, representing an organic growth rate of 31%, which was among the highest in the industry.

•	Profitability – Operating Income, as Adjusted, Increased 61% to $131.0 Million; Earnings per Diluted Common Share Increased 91% to $8.92

Operating income, as adjusted, the Company’s primary non-GAAP profitability metric, was $131.0 million for the full year, a 61% increase from $81.5 million in 2012; the related margin increased to

45% from 38%. Operating income, the comparable GAAP measure, increased 88% to $113.5 million in 2013 from $60.4 million in 2012. Net income attributable to common stockholders increased to $75.2 million or $8.92 per diluted common share from $37.6 million or $4.66 per diluted common share in 2012.1

•	Investment Performance – 91% of All Rated Mutual Fund Assets were in 3-5 Star Funds

A key contributor to the Company’s success in mutual fund sales and net flows was strong relative investment performance. As of December 31, 2013, 27 of the Company’s 33 Morningstar-rated mutual funds, representing 91% of all fund assets, were in 5-, 4-, or 3-star funds. The funds were balanced among equity and fixed-income strategies, with 20 of 25 rated equity mutual funds, representing 87% of equity assets, and seven of eight fixed income funds, representing 99% of those assets, rated as either 5-, 4- or 3-star funds.2

•	New Investment Capabilities – New Affiliate Relationships and Expanded Investment Offerings

The Company expanded the investment capabilities it offers by seeding new investment strategies, introducing new mutual funds and adding capabilities to give the Company access to non-U.S. investors.

•

Cliffwater Investments is a new majority-owned affiliate that was established in partnership with a leading alternative strategies consultant for institutional investors. The new company will manage a series of liquid alternative mutual funds to be introduced in 2014.

•

Kleinwort Benson Investors International, in which the Company made a minority investment, offers institutional-quality, income-oriented equity and resource strategies and manages our Emerging Markets Equity Income Fund.

•

Two new retail mutual funds were introduced in 2013: the Virtus Emerging Markets Small-Cap Fund, which is managed by Kayne Anderson Rudnick and focuses on high-quality small cap companies; and the Virtus Low Volatility Equity Fund, which is managed by Rampart, an affiliate that specializes in options overlay strategies.

•

The Company launched a UCITS platform that allows it to offer investment strategies to non-U.S. clients. The first new fund on that platform is the Multi-Sector Short-Duration Bond Fund that is managed by Newfleet Asset Management.

•	Capital Position – Financial Flexibility of Balance Sheet Strengthened and Enhanced

The Company’s capital position was strengthened with the successful completion of an equity offering of common stock that raised $192 million of capital. In addition, the seed capital program was expanded by 144% as the Company increased its investments in new products and strategies.

•	Shareholder Value – Shareholders Benefited from Consistent Growth in Flows and Earnings

In 2013, shareholders were rewarded with a substantial return on their investment in Virtus. VRTS stock price increased 65% compared with a composite of other publicly traded traditional asset management companies, and the Standard & Poor’s 500 Total Return Index, which increased 53% and 32%, respectively.

For each of the five years that Virtus has been a public company, its stock has significantly outperformed the average of publicly traded traditional asset managers and the S&P 500. Since its first trade at $9.00 a share on January 2, 2009, VRTS stock had increased 2123%, compared with 128% for the peer group and 128% for the S&P 500 Total Return Index, as of December 31, 2013.3

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.
[2]	For additional information regarding investment performance, see Appendix B to this Proxy Statement.
[3]	The companies that comprise the composite of other publicly traded traditional asset managers are listed on Appendix C to this Proxy Statement.

Pay Policies and Practices and Risk Mitigation

Virtus has certain executive pay policies and practices in place that align executives’ interests with those of shareholders, including the following:

•

Performance goals in both the Annual Incentive Plan and the Long Term Incentive Plan are tied to key drivers of success in the business and the performance goal achievement is measured against both absolute and relative peer-group performance;

•	Any new compensation plans or changes to existing plans are evaluated to ensure there are no features that encourage inappropriate risk taking on the part of our executives;

•	All executive compensation plans are subject to claw-back provisions; and

•	All executive officers are expected to meet stock ownership guidelines.

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance; and

•

Compensation levels should reflect the executive’s role in achieving our financial and strategic objectives. It should also be reflective of the executive’s leadership skills, demonstrated business acumen, experience in the management of risk and overall relevant experience. Other factors to be considered are the executive’s retention risk in a highly competitive asset management industry and both individual and functional area performance. Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher incentive compensation if superior performance is achieved, and much lower or no incentive compensation if our performance goals are not met.

Compensation opportunity in general will change when specific factors warrant such changes. Factors considered in making adjustments to compensation include changes in job responsibilities, the competitive market, the Company’s relative positioning as compared to competitors in the asset management industry, or other factors that may occur from time to time.

Say On Pay

As noted in the Items of Business to be voted on, an advisory vote relating to the compensation of our named executive officers (NEOs) will occur at the 2014 Annual Meeting of the Shareholders. At the Company’s 2011 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our NEOs. Based on this favorable response (98% of votes cast), the Board continued its compensation practices, linking executive pay to Company performance, and will hold advisory votes on executive compensation once every three years.

Compensation Setting Process

The Role of Management

Management plays a significant role in the compensation-setting process, excluding the CEO’s compensation. Our CEO and our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third party survey and proxy information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives and broader groups of employees; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational, business and individual results and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Compensation Committee’s deliberation regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee has engaged Mercer, a leading human resources consulting firm, as its outside consultant. Mercer attends certain scheduled meetings of the Committee and provides counsel and objective analysis on the Company’s executive compensation program and practices. Mercer does not provide consulting services to the Company. In addition, Mercer assists in assessing the compensation incentive risk for the Company and provides ongoing reviews as new compensation plans are developed and existing plans are modified. Mercer believes that Virtus’ incentive plans have an appropriate balance between performance incentives and risk mitigation.

The Use of Market Data

Management obtains and uses third party survey data from McLagan as a market reference for its executive compensation. Our executive positions are compared against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity. In addition, the Company reviews and generally considers compensation data of other publicly traded traditional asset management companies.

As the Company must compete with other asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, management believes that this comparative data is useful and appropriate in establishing competitive compensation levels for these executives. The Compensation Committee uses this information as a “market check” and as only one factor for evaluating compensation levels.

Elements of Executive Compensation

Our executive compensation program consists of base pay, annual incentive, and long-term incentives. We believe the majority of executive compensation should be at risk and, as a result, come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities as compared to market data.

A description and the objective of each of our compensation elements applicable to our executives are summarized in the following table:

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal equity and relative comparison to salaries of persons holding similar positions when measured against market surveys.

Attract and retain high-caliber talent.

Annual Incentives	Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives. Awards are primarily in the form of cash.	Link compensation to annual performance goals and results. Attract, motivate, and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentives	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of the Company’s longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are primarily in the form of equity.	Align the interests of executives and shareholders.

2013 Executive Compensation

Base Salary

In February 2013, the Board, based on the recommendation from the Compensation Committee and on market analysis performed by Mercer, approved an adjustment increasing Mr. Aylward’s salary to $500,000.

Annual Incentive Plan

In March 2013, based on a recommendation from management and with input from the Committee’s compensation consultant, Mercer, the Compensation Committee approved the maximum incentive opportunities for the CEO and each of the NEOs under the Company’s 2013 Annual Incentive Plan. The maximum awards were performance based and set as a percentage of operating income, as adjusted, excluding all variable incentive compensation, up to the shareholder-approved per person maximum of $5 million. The percentages for Messrs. Aylward, Angerthal, Cerutti, Waltman and Flynn were 5%, 2%, 3%, 2% and 2%, respectively. The maximum funding level for each NEO is included in the Grants of Plan-Based Awards in Fiscal Year 2013 table under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Following the end of the year, the Compensation Committee certified final funding of the 2013 Annual Incentive Plan based on the Company’s 2013 performance.

Measure	Performance Goals	Actual Performance
Operating income, as adjusted,* excluding variable compensation	Maximum funding for the Annual Incentive Plan is set at 11% of operating income, as adjusted, excluding variable compensation.	Final funding of 11% of operating income, as adjusted, excluding variable compensation was determined to represent overall Company performance.

*	Operating income, as adjusted, and operating margin, as adjusted, are the principal non-GAAP performance measures we use to assess the profitability of the Company, and evaluate the ongoing earnings potential of the business. These measures are calculated by netting distribution and administration expenses against GAAP revenues, and also exclude certain other cash and non-cash items.

The Annual Incentive Plan provides for an assessment of each of the NEO’s relative individual and functional area contributions to the Company’s overall results for the year. The assessment of the individual and functional area contributions is based on the Company’s performance relative to the annual business plan, which included consideration of such elements as sales, financial results, customer services, capital planning, risk management, technology, process improvements and talent management. This assessment provides for differentiation in individual awards.

The functional area accomplishments and individual contributions toward the achievement of the Company’s results as described above were considered in the recommendations for the CEO and each NEO. The CEO’s accomplishments toward the achievement of the entire business plan were considered. The NEOs’ accomplishments of business plan goals which were included in the annual incentive payment considerations included: (i) for Mr. Angerthal, significant contributions in providing critical support in strengthening the Company’s capital position through an equity offering and increasing profitability; (ii) for Mr. Cerutti, exceptional execution of sales strategy and leadership of retail distribution resulting in industry leading sales results; (iii) for Mr. Waltman, strong oversight of investment performance and development of new investment capabilities; and (iv) for Mr. Flynn, execution of necessary legal activities and consistent implementation of compliance activity.

In determining the 2013 award for the CEO, the Compensation Committee and the Board concluded that the CEO performed exceptionally well in 2013. Through his strategic leadership, Mr. Aylward drove a culture of accountability and results, as well as a focus on building for long-term sustainable growth and creating shareholder value. His execution of the Company’s strategy led to significant top-line and bottom-line growth in 2013. As a result of his leadership and efforts of the management team, several important business activities were completed during the year that support current and future growth.

Based on the Committee’s assessment of the CEO’s performance, and working with the Committee’s Consultant Mercer, the Committee determined an award that would position the CEO’s total cash compensation appropriately within the market and commensurate with his outstanding performance. To appropriately recognize the significant accomplishments achieved during 2013, the Committee recommended, and the Board approved, an annual cash incentive award of $5.0 million to Mr. Aylward. The award earned by the CEO under the 2013 Annual Incentive Plan is included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

The Compensation Committee approved the individual incentive payments for the NEOs as recommended by the CEO. The actual awards earned by each NEO under the 2013 Annual Incentive Plan are included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

2013 Long-Term Incentive Plan

In March 2013, the Compensation Committee, with the recommendation of management and with input from Mercer, approved the equity-based 2013 Long-Term Incentive Plan (“LTIP”) under which participants are granted performance share units (“PSUs”) which convert to a number of restricted stock units (“RSUs”) determined by performance against established performance goals over a one-year performance period. The Compensation Committee believes that by providing the executives with ownership of Company stock, the LTIP creates an alignment between executives and shareholders with participants sharing in the same long-term investment risks as our shareholders based on our performance.

The LTIP is a three-year plan with three weighted performance goals to be measured at the end of the first year, with vesting on the third anniversary of the date of the award. By continuing the service-based vesting period for an additional two years at the conclusion of the performance cycle, the LTIP includes an important retention feature and promotes longer-term shareholder value. Targeted goals were established in February 2013 and participants were eligible to earn between 50% and 200% of the number of PSUs granted on March 15, 2013 based on achievement of performance against those targeted goals. For performance above Threshold (50%) but below Maximum (200%), the number of RSUs to be issued is adjusted ratably. The number of PSUs granted to each individual under the LTIP varies for each participant. The dollar amounts established for each NEO were determined based on responsibilities of the individual, market level competitive positioning for similar roles, Company positioning relative to the market, and other relevant factors that occur from time to time. The number of PSUs granted was calculated by an established dollar amount for each participant and divided by the share price of Virtus Common Stock on March 15, 2013, the date of the grant of the PSUs. The “Target” shares (as well as the corresponding “Threshold” and “Maximum”) for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2013 table below under the column heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

The performance measures established under the LTIP were:

Measure	Performance Goals	Actual Performance
Ranking of net flows as a percentage of beginning assets under management for long-term, open-end funds in relation to the top 40 fund families, as ranked by an industry publication	Target performance was set at the 50th percentile, representing top half performance relative to the largest market share fund families, with threshold and maximum amounts set at 75th percentile and 25th percentile, respectively.	Actual result was in the top decile, exceeding the maximum goal and resulting in a 200% achievement of this element of the LTIP. The one-half weighting of this performance goal contributed 100.0 percentage points of the overall LTIP achievement.

Percentage of assets under management in the top half of peer groups for one-year performance ending December 31, 2013	Target performance was set at 68%, an aggressive yet achievable target for 2013, with threshold and maximum amounts set at 45% and 91%, respectively.	Actual result was 40%, below threshold achievement for this element of the LTIP.

Percentage of assets under management in the top half of peer groups for three-year performance ending December 31, 2013	Target performance was set at 72%, an aggressive yet achievable target for 2013, with threshold and maximum amounts set at 61% and 83%, respectively.	Actual result was 73%, resulting in a 109% achievement of this element of the LTIP. The one-fourth weighting of this performance goal contributed 27 percentage points of the overall LTIP achievement.

Total		127% of performance goal achievement

In February 2014, the Compensation Committee certified the actual performance results against the pre-established performance goals which resulted in 127% achievement under the 2013 LTIP. Based on the LTIP result, the PSUs originally granted to each participant, including our NEOs, converted into a number of RSUs equal to 127% of the original share amount. Each such RSU will cliff vest on March 15, 2016, provided that the participant is then employed by the Company. The potential awards, at the time of the grant on March 15, 2013, for each NEO, are shown in the Grants of Plan-Based Awards in Fiscal Year 2013 Table and the number of RSUs earned by each NEO, subject to the further vesting requirements, is shown in column (i) of the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

2014 Executive Compensation

Base Salary

In February 2014, the Board approved an adjustment, based on the recommendation from the Compensation Committee and on market analysis, increasing Mr. Aylward‘s salary to $550,000. In March 2014, the Compensation Committee approved an adjustment, based on a market analysis, increasing Mr. Waltman’s salary to $325,000.

Annual Incentive Plan

For 2014, the Compensation Committee approved the 2014 Annual Incentive Plan which included maximum plan funding limits based on a percent of operating income, as adjusted, excluding variable compensation. Following the end of the year, the Compensation Committee will certify final funding based on the Company’s 2014 performance and approve the final awards for each of the named executive officers.

Long-Term Incentive Plan

For 2014, Virtus introduced a redesign of the Long-Term Incentive Plan. While the fundamentals remain largely consistent with the previous plan, the performance metrics have been changed to total shareholder return ranking over a three-year performance period and growth in net operating income, as adjusted, over a one year performance period, each measure relative to a defined set of peer Companies. The Compensation Committee believes the results and subsequent payouts will be more aligned with the indicators of long-term company success, therefore creating an even stronger alignment between executives and shareholders. The Plan will continue to encourage the participants to share in the same long-term investment risks as our shareholders based on our performance. In March 2014, the Compensation Committee, in consultation with its consultant, Mercer, approved the 2014 Long-Term Incentive Plan and granted PSUs. These targets were set at levels believed to be aggressive but achievable. Following the end of the performance periods, the Compensation Committee will certify the results against the plan performance measures and determine the resulting RSU conversion factor. Component results for each element will be pro-rated between Threshold, Target and Maximum performance.

Other Executive Compensation

Stock Ownership Guidelines

The Committee believes that executives should own a significant amount of Company stock to encourage them to share the same long-term investment risks as our shareholders, based on our performance. In January 2011, the Committee approved executive stock ownership guidelines under which the Company’s CEO, Executive Vice Presidents and Senior Vice Presidents are expected to accumulate Company stock with a value equivalent to a base salary multiple as reflected in the table below. In order for individuals to meet the guidelines, the Committee expects that 75% of the net shares (shares accumulated after taxes) acquired under the Omnibus Incentive and Equity Plan, starting in 2011, would be held until the guideline is met. The Committee reviews stock ownership levels annually and executives are expected to meet the ownership guidelines within five years. Each of the executive officers has accumulated equity, including unvested equity, in excess of the guidelines.

Officer Level	Ownership Level
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	1x Annual Salary

Severance and Change-in-Control Agreements

Severance

The Company provides executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, these benefits are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

The change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change-in-control and a termination by the Company without cause or by him for good reason within two years following the change-in-control. Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under Code Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Benefits and Perquisites

Benefits and perquisites provided to our executive officers are the same as those offered to all of our other employees.

Clawback Policy

Starting in 2012, awards made under the Annual Incentive Plan and Long-Term Incentive Plan are subject to forfeiture or recovery to the extent that the Compensation Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also made subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of the amendment, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a Company’s chief executive officer and certain other NEOs unless the compensation is paid under qualifying performance-based plans. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Other tax considerations factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will generally be designed, operated and administered to meet these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2013 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2011 through 2013 of the Company’s chief executive officer, chief financial officer and our three other most highly compensated executive officers (the “named executive officers” or “NEOs”) during the fiscal year ended December 31, 2013.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Plan Compen- sation (4) ($) (g)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
George R. Aylward	2013	491,667	—	1,000,000	—	5,000,000	13,825	6,505,492
President and Chief Executive Officer	2012	445,833	—	1,099,989	—	3,300,000	10,000	4,855,822
	2011	425,000	200,000	626,140	—	1,700,000	13,239	2,964,379

Michael A. Angerthal	2013	350,000	—	300,000	—	2,060,000	13,825	2,723,825
Executive Vice President, Chief Financial Officer	2012	350,000	—	300,000	—	1,368,800	10,000	2,028,800
	2011	350,000	—	150,000	—	723,500	9,800	1,233,300

Jeffrey T. Cerutti (Former)*	2013	300,000	—	300,000	—	2,852,000	13,825	3,465,825
Executive Vice President, Head of Distribution	2012	300,000	—	300,000	—	1,867,000	10,000	2,477,000
	2011	300,000	—	600,000	—	1,255,200	9,800	2,165,000

Francis G. Waltman	2013	275,000	—	200,000	—	1,500,000	13,708	1,988,708
Executive Vice President, Head of Product Management	2012	275,000	—	200,000	—	823,400	8,761	1,307,161
	2011	270,833	—	200,000	—	566,500	9,800	1,047,133

Mark S. Flynn	2013	300,000	—	150,000	—	548,000	11,625	1,009,625
Executive Vice President, General Counsel	2012	300,000	—	150,000	—	547,500	10,075	1,007,575
	2011	270,455	50,000	186,542	13,445	389,600	76,966	987,008

*	Effective April 1, 2014, Mr. Cerutti has resigned from his position as Executive Vice President, Head of Distribution of the Company.

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Mr. Aylward’s salary increased to $500,000 effective March 1, 2013 and the respective amount reflects the new salary level through the end of the year. Mr. Flynn commenced employment with the Company on February 17, 2011 and the amount shown in this column represents the salary earned from the date of hire through the end of the applicable fiscal year.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 as described further below. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”).

The dollar amount of the LTIP stock awards included above consists of $1,000,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $300,000 for Mr. Cerutti; $200,000 for Mr. Waltman; and $150,000 for Mr. Flynn. If the highest level of performance conditions had been achieved under the 2013 LTIP, the potential grant date fair value of the PSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $2,000,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $600,000 for Mr. Cerutti; $400,000 for Mr. Waltman; and $300,000 for Mr. Flynn. On March 14, 2014, the PSUs were converted to RSUs based on Company performance measured under this plan. The grant date values of the RSUs earned under the 2013 LTIP as of the conversion were $1,269,797 for Mr. Aylward; $380,697 for Mr. Angerthal; $380,697 for Mr. Cerutti; $253,736 for Mr. Waltman; and $190,256 for Mr. Flynn.

Other awards reported in the above table represent RSUs valued at $199,989 granted in 2012 in recognition of Mr. Aylward’s leadership in continuing to drive the Company’s success and RSUs granted to Mr. Aylward in 2011 to provide an additional incentive to achieve superior long-term Company results. Additional awards reported above include RSUs for Mr. Cerutti in 2011 to provide an award similar in scope to the 2010 LTIP and RSUs for Mr. Flynn in 2011 as part of the incentive to join the Company in accordance with the terms of the offer letter.

(3)	The amounts reported in this column reflect the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic 718 using the Black-Scholes model, but excluding the impact of estimated forfeitures. Additional information concerning the Company’s accounting for stock options is included in Note 15 of the Notes to Consolidated Financial Statements in our 2013 Form 10-K.

(4)	The amounts reported in this column reflect the actual cash award under the annual incentive plan for the respective year, calculated based on measurement against plan metrics and performance results.

(5)	The amounts reported in this column represent Company contributions to the 401(k) Plan. Additionally, the amounts in this column reflect for Mr. Aylward, dividend equivalents on legacy RSU grants from the Company’s former parent (which were converted into shares of Virtus Common Stock at the time of the spin-off), and for Mr. Flynn, reimbursement of $76,966 in relocation expenses in connection with the commencement of his employment with the Company in 2011.

Grants of Plan-Based Awards in Fiscal Year 2013

The table below provides information on stock options, RSUs, and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2013. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (1) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (4)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
George R. Aylward					5,000,000
	03/15/13	02/12/13				2,686	5,371	10,742				999,865
Michael A. Angerthal					2,656,000
	03/15/13	03/07/13				806	1,611	3,222				299,904
Jeffrey T. Cerutti					3,984,000
	03/15/13	03/07/13				806	1,611	3,222				299,904
Francis G. Waltman					2,656,000
	03/15/13	03/07/13				537	1,074	2,148				199,936
Mark Flynn					2,656,000
	03/15/13	03/07/13				403	805	1,610				149,859

(1)	The pay-outs of Non-Equity Incentive Plan and Equity Incentive Plan awards have been finalized and reported. There is no uncertainty or estimation to determine the awards.

(2)	The amounts actually earned by our named executive officers under the 2013 Annual Incentive Plan are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The amounts reported in column (e) above represent the maximum annual cash incentive opportunities under the Company’s Annual Incentive Plan for each NEO for the 2013 performance period. The maximum awards, as approved by the Compensation Committee, up to a maximum payout of $5 million as approved by shareholders, are performance-based and were set for each of the named executive officers as a percentage of operating income, as adjusted, excluding all variable incentive compensation. The percentages for Messrs. Aylward, Angerthal, Cerutti, Waltman and Flynn were 5%, 2%, 3%, 2% and 2%, respectively. The Annual Incentive Plan provides for an assessment of the results of each functional area and each participant, including our NEOs other than our CEO, and their relative contributions to the Company’s overall results for the year. This assessment provides for differentiation in individual awards and allows for individual awards to be less than the maximum annual cash award. The metrics against which performance was measured under this plan, as well as the payments, are discussed in the Compensation Discussion and Analysis under the heading “2013 Executive Compensation.”

(3)	The amounts actually earned under the 2013 LTIP are reflected in footnote 2 of the “Summary Compensation Table.” The number of units reported in these columns represents the RSU award opportunities (initially denominated in PSUs) under the Company’s 2013 Long-Term Incentive Plan for each NEO. The metrics against which performance was measured under this plan, as well as the payments, are discussed above in the Compensation Discussion and Analysis under the heading “2013 Executive Compensation.” In accordance with the terms of the 2013 LTIP, the actual PSU awards were granted by our Compensation Committee on March 15, 2013, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2013. On March 15, 2014, the PSUs were converted to RSUs based on Company performance measured under this plan.

(4)	The grant date value of the 2013 LTIP award equal to the number of units granted multiplied by the grant date stock price of $186.16.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Plan. The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or non-qualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. Our Compensation Committee does not have the right, without stockholder approval, to re-price outstanding options or stock appreciation rights (other than in connection with corporate transactions involving the

Company, such as a stock split, merger, spin-off, or similar transaction) or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options, or stock appreciation rights with an exercise price that is less than the exercise price of the original award.

Outstanding Equity Awards at 2013 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s named executive officers as of December 31, 2013.

	Option Awards						Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	7,266	—			29.81	11/04/14
	9,082	—			39.89	02/02/16
	10,899	—			40.00	02/08/17
	19,521	—			31.38	02/13/18
	23,120	—			9.40	04/20/19
							2,000	(2)	400,100
							19,204	(3)	3,841,760
							18,102	(4)	3,621,305
							2,438	(5)	487,722
										6,821	(6)	1,364,541
Michael A. Angerthal	15,867				9.40	04/20/19
							5,487	(3)	1,097,674
							6,034	(4)	1,207,102
										2,045	(6)	409,102
Jeffrey T. Cerutti	4,240				22.82	06/01/20
							5,932	(7)	1,186,697
							10,974	(3)	2,195,349
							6,034	(4)	1,207,102
										2,045	(6)	409,102
Francis G. Waltman							7,314	(3)	1,463,166
							4,022	(4)	804,601
										1,363	(6)	272,668
Mark S. Flynn		422	(8)		57.82	02/17/21
							632	(8)	126,432
							5,487	(3)	1,097,674
							3,016	(4)	603,351
										1,022	(6)	204,451

(1)	All RSU and PSU values are based on $200.05, the closing price of the Company’s Common Stock on December 31, 2013, the last trading day of our fiscal year.

(2)	This amount represents the number of RSUs awarded to Mr. Aylward in 2011 to provide an incentive to continue to achieve superior long-term Company operating and strategic results. This RSU award cliff vested on March 15, 2014.

(3)	This amount represents the number of RSUs awarded to the named executive officers under the 2011 LTIP. This award vested on March 15, 2014.

(4)	This amount represents the number of RSUs awarded to the named executive officers under the 2012 LTIP. This award will cliff vest on March 15, 2015.

(5)	This amount represents the number of RSUs awarded to Mr. Aylward as described under footnote 2 of the Summary Compensation Table. This RSU award cliff vests on March 15, 2015.

(6)	This amount represents the number of PSUs converted into RSUs on March 15, 2014 for the named executive officers under the 2013 LTIP. The initial PSU awards were granted by our Compensation Committee on March 15, 2013, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2013. This award will cliff vest on March 15, 2016.

(7)	This amount represents the number of RSUs awarded to Mr. Cerutti in 2011 to provide an award similar in scope to a grant he would have received under the 2010 LTIP. This award cliff vested on March 15, 2014.

(8)	This amount represents the number of options and RSUs awarded to Mr. Flynn in 2011 as part of his incentive to join the Company. This option and RSU award cliff vested on February 17, 2014.

Option Exercises and Stock Vested in Fiscal Year 2013

The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and the stock awards during 2013 by each of our named executive officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (2)
George R. Aylward	—	—	13,496	2,512,415

Michael A. Angerthal	—	—	3,856	717,833

Jeffrey T. Cerutti	—	—	6,360	1,474,630

Francis G. Waltman	—	—	4,498	837,348

Mark S. Flynn	—	—	—	—

(1)	There were no stock options exercised in 2013.

(2)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2013

The following table reflects each named executive officer’s 2013 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2013 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

George R. Aylward	—	—	12,872	—	79,050

Michael A. Angerthal	—	—	—	—	—

Jeffrey T. Cerutti	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

Mark S. Flynn	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2013.

(2)	There were no Company contributions to the Excess Plan in 2013.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code. Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions if any are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the fifteenth day of the month following the participant’s separation from service, in either in a lump sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current named executive officers participates in the Company’s Executive Severance Allowance Plan. The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan (the “Severance Plan”) are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s accounts under the Company’s Excess Investment Plan as of December 31, 2013 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2013” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 90 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith, prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements if a named executive officer terminates employment with the Company by reason of death, disability, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a named executive officer terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU award date, due to reason of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals shall be deemed to have been met at target, without pro-ration, and immediately convert to common shares that shall be distributed within 90 days following the end of the performance cycle.

Any unvested RSUs and PSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding paragraphs) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2013.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Jeffrey T. Cerutti*	Francis G. Waltman	Mark S. Flynn
Severance
Base Salary Component	750,000	350,000	300,000	275,000	300,000
Annual Incentive Component (1)	3,750,000	1,046,150	1,561,100	694,950	468,550
Other Compensation
2013 Annual Incentive Earned (2)	5,000,000	2,060,000	2,852,000	1,500,000	548,000
Acceleration of Equity Awards
Value of Accelerated Equity Awards (3)	6,417,121	1,746,720	3,876,854	1,846,401	1,505,915
Benefits
Health & Welfare (4)	5,609	15,076	15,076	15,509	15,509
Outplacement (5)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards and Benefits	15,927,924	5,223,141	8,610,225	4,337,055	2,843,169

*	Effective April 1, 2014, Mr. Cerutti resigned from the Company and will not be paid any severance or other compensation or benefits in connection with his resignation.

(1)	As applicable, the amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)	As applicable, the amount in this row is equal to the pro-rata actual award earned by the named executive officer under the Company’s 2013 Annual Incentive Plan based on 2013 performance.

(3)	The value reported in this row is based on $200.05, the closing price of our Common Stock on December 31, 2013, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the named executive officer on December 31, 2013 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

If a change-in-control event had occurred on December 31, 2013, the values related to the acceleration of unvested RSUs would have been equal to: $2,304,776 for Mr. Angerthal; $4,589,147 for Mr. Cerutti; $2,267,767 for Mr. Waltman; and $1,827,457 for Mr. Flynn; and the value related to the acceleration of unvested options would have been equal to $60,021 for Mr. Flynn. The value of option awards for this purpose is based on the spread between $200.05, the closing price of our Common Stock on December 31, 2013, and the exercise price of the option multiplied by the applicable number of options held by the named executive officer on December 31, 2013 that would accelerate upon a change-in-control. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” above and that all equity awards have automatically vested.

See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2013.

(5)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for six months.

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, pursuant to his agreement effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2013.

Termination in Connection with a Change- in-Control Payments and Benefits ($)
Severance
Base Salary Component	1,250,000
Annual Incentive Component	8,250,000
Other Compensation
2013 Annual Incentive (1)	5,000,000
2013 LTIP (2)	1,074,469
Acceleration of Unvested Service-Based RSUs (3)	8,350,887
Acceleration of Unvested Stock Options (4)	0
Incremental Qualified Company Match (5)	26,000
Tax Gross-Up (6)	8,295,786
Benefits and Perquisites
Health & Welfare (7)	15,721
Outplacement	9,895
Total Severance, Other Compensation, Benefits and Perquisites	32,272,758

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2013.

(2)	Reflects the value of the actual award for Mr. Aylward under the 2013 cycle of the Company’s Long-Term Incentive Plan based on the closing price of our Common Stock on December 31, 2013.

(3)	The value reported in this row is based on $200.05, the closing price of our Common Stock on December 31, 2013, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2013.

(4)	As of December 31, 2013, Mr. Aylward held no unvested options.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k).

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 with respect to compensation plans under which shares of our common stock may be issued:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	423,922	$20.11	495,658
Equity compensation plans not approved by security holders	—	—	—

Total	423,922	$20.11	495,658

(1)	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards (“RSUs”) since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards. The weighted-average exercise price of outstanding options, warrants and rights, including RSUs, is $9.02.

(2)	Represents 190,160 shares of common stock issuable upon the exercise of stock options and 233,762 shares of our common stock issuable upon the vesting of RSUs outstanding under the Company’s Omnibus Incentive and Equity Plan (the “Omnibus Plan”). Of the 1,800,000 maximum number of shares of our common stock authorized for issuance under the Omnibus Plan, 71,145 shares of common stock have been issued on a cumulative basis in the form of direct grants to directors.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2013

Effective in August 2013, the Company amended the terms of its non-employee director compensation based on a market competitive review by Mercer, the Compensation Committee’s compensation consultant. Each non-employee director of the Company receives $150,000 per year and our non-executive Chairman of the Board receives $228,000 per year. In addition, non-employee directors receive $15,000, $10,000, $7,500 and $7,500 for serving on the Audit, Compensation, Corporate Governance and Risk and Finance Committees, respectively. Non-employee directors receive $25,000, $20,000, $12,500 and $12,500 for serving as the Committee Chair of the Audit, Compensation, Corporate Governance and Risk and Finance Committees, respectively.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting. As part of the market review, Mercer determined that the mix of cash and equity is consistent with market average levels, and Virtus’ practice of granting full-value shares, rather than stock options, is consistent with the market.

The Company’s Compensation Committee expects to review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee determines to be appropriate.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Mr. Robertson waived his right to receive any compensation for his service as a director of the Board.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Based on the competitive assessment and recommendation provided by Mercer, each non-employee director who receives compensation for his or her Board service is expected to retain a fixed number of shares of stock in an amount equal to four times his or her annual cash retainer. This target may be achieved over time through the accumulation of shares received in the annual retainer stock award. Until the target stock ownership levels have been achieved, each non-employee director who is subject to these guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in stock, less the applicable amount used to pay for the tax withholding in connection with any director compensation. These ownership guidelines were determined by Mercer to be consistent with market practice. Each non-employee director receiving compensation has reached the specified ownership guidelines.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors who received compensation for his/her services as a director in 2013.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	85,000	88,452	—	—	—	—	173,452
Diane M. Coffey	81,250	84,833	—	—	—	—	166,083
Susan S. Fleming	77,500	80,972	—	—	—	—	158,472
Timothy A. Holt	81,250	84,833	—	—	—	—	166,083
Edward M. Swan, Jr.	78,750	82,178	—	—	—	—	160,928
Mark C. Treanor	115,250	118,856	—	—	—	—	234,106

(1)	Each director receiving compensation was awarded shares of Common Stock granted on May 21, 2013 and October 1, 2013. The October grant was made to adjust the stock portion of the increase in director compensation discussed above. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 17 of the Notes to Consolidated Financial Statements in our 2013 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Thursday, May 15, 2014. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name). To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Schedule of Non-GAAP Information

(Dollars in thousands)

The Company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the Company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

	Twelve Months Ended
	Dec 31, 2013	Dec 31, 2012
Revenues, GAAP basis	$389,215	$280,086
Less:
Distribution and administration expenses	97,786	68,274
Consolidated sponsored investment products fees (1)	13	167

Revenues, as adjusted (2)	$291,416	$211,645

Operating Expenses, GAAP basis	$275,711	$219,641
Less:
Distribution and administration expenses	97,786	68,274
Depreciation and amortization	6,835	5,931
Stock-based compensation (3)	7,490	6,063
Restructuring and severance charges	203	1,597
Newfleet transition related operating expenses (4)	2,172	2,806
Consolidated sponsored investment product expenses (1)	798	315
Closed-end fund launch costs (5)	—	4,465

Operating Expenses, as adjusted (6)	$160,427	$130,190

Operating Income, as adjusted (7)	$130,989	$81,455

Operating margin, GAAP basis	29%	22%
Operating margin, as adjusted (7)	45%	38%

(1)	Revenues and expenses related to consolidated sponsored investment products have been excluded to reflect revenues and expenses of the Company prior to the consolidation of these products.

(2)	Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes Revenues, as adjusted, provides useful information to investors because distribution and administration expenses are costs that are generally passed directly through to external parties. For the twelve months ended December 31, 2012, distribution and administration expenses included $3.9 million of structuring fees related to a closed-end fund launch. For the purposes of calculating Revenues, as adjusted, for the twelve months ended December 31, 2012 structuring fees paid to third-party distributors for the closed-end fund launch are excluded as they do not have a related revenue offset.

(3)	Stock-based compensation expense includes equity issued under Company incentive plans and equity granted to our Board of Directors.

A-1

(4)	For the twelve months ended December 31, 2013 and December 31, 2012, Newfleet transition-related operating expenses include $0.5 million and $0.9 million, respectively, of stock-based compensation.

(5)	For the twelve months ended December 31, 2012, closed-end fund launch costs comprise structuring fees of $3.9 million payable to underwriters, sales-based incentive compensation of $0.4 million and unreimbursed offering costs of $0.2 million.

(6)	Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(7)	Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

We define “organic growth rate” as our annualized net sales divided by beginning long-term open-end mutual fund assets under management.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

A-2

Appendix B

Additional Information Regarding Investment Performance Ratings

For the period ending December 31, 2013, 91%, 87% and 88% of assets eligible for Morningstar rating had 5-, 4-or 3-star load waived ratings for the 3, 5, 10 years, respectively, based on risk adjusted returns, of a total of 33, 27, and 20 funds, respectively. Had sales load been included, results would be lower. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effect of sales charges, loads, and redemption fees), placing more emphasis on downward variation and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM for a fund is derived from a weighted average of performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. Ratings are for Class A shares as shown only; other share classes bear different fees and expenses, which affect performance. Load-waived star ratings do not include any front-end sales load and are intended for those investors who have access to such terms (e.g., for plan participants of a defined contribution plan). Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Data quoted represents past performance. Past performance is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member, FINRA and subsidiary of Virtus Investment Partners, Inc.

B-1

Appendix C

Companies in the Composite of Other Publicly Traded Traditional Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group Inc.; Legg Mason, Inc.; Manning & Napier, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

C-1

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

Effective as of January 1, 2014

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b) “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c) “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan.

(e) “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” means:

(i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Cause” shall be determined in the sole discretion of the Company.

(i) “Change in Control” means the first occurrence of:

(i) any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

(v) the occurrence of any other event occurs which the Board declares to be a Change in Control.

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(j) “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that, (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A of the Code.

(k) “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii) if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(m) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q) “Director” means any individual who is a member of the Board of Directors.

(r) “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t-1) “Early Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 60 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(t) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v) “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x) “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle or a combined Performance Cycle and Restricted Period of more than one year.

(y) “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award Agreement)

(z) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa) “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc) “Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof or individual that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code are designated by the Committee and are based upon one or more performance goal measures relating to; our assets under management, or AUM, including clients’ AUM, diversification across asset classes, geographies, clients and channels, and portfolio manager productivity; sales metrics, including gross inflows, net flows, organic growth, organic growth rate, client redemption rates, market share, new account wins, size of pipeline, diversification of sales across asset classes, geographies, clients and channels and sales productivity; financial metrics, including operating income, operating income, as adjusted, net income, income before taxes, net income attributable to common stockholders, economic net income, cash operating income, cash net income, free cash flow, net cash provided by operations, earnings measures (including earnings before interest and taxes or earnings before interest, taxes, depreciation, and amortization), operating income per share, operating income, as adjusted, per share, net income per share, income before taxes or net income attributable to common stockholders per share, economic net income per share, cash operating income per share, cash net income per share, free cash flow per share, net cash provided by operations per share, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) per share, operating income margin, operating income, as adjusted, margin and net income margin; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by recognized third parties and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital or growth in return of capital, return on equity, return on capital or invested capital, change in working capital, payout ratio level, debt to capital or debt to EBITDA ratio, shares repurchased, return on investment, economic value created, gross revenues and investment management fees; strategic performance, including customer service measures or indices, success of new product launches, employment expense as a percentage of revenue or revenue, as adjusted, other operating expenses as a percentage of revenue or revenue, as adjusted, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness.

Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure. The targeted level or levels of performance with respect to performance goals may be established at such levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as a goal relative to performance in prior periods, or a relative comparison of entity performance to the performance of one or more third parties or other companies, a peer group or special index or other group selected for comparison, or other external measure. The Committee may specify that any performance goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

(dd) “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee) “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg) “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh) “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 65 with 5 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(ii) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted.

The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3 Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members or to one or more officers or Employees of the Company any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards granted to Employees who are not Executive Officers to one or more officers of the Company, as designated by the Committee from time to time.

4.4 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

4.6 Clawback. Notwithstanding anything in this Plan to the contrary, each Award to a Participant is expressly subject to the provisions in this Section 4.6, unless otherwise expressly provided in the Award Agreement. The Company may enforce any forfeiture determined by the Committee to be appropriate under this Section 4.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed by the Company to the Participant.

(a) In the case of, and to the extent that, an Award will vest or be earned subject to the attainment of Performance Goals or targets, including, without limitation, Annual Incentive Awards and Long-Term Incentive Awards, in the event and to the extent that the Committee determines within three years of the date on which the Committee confirms or otherwise finally determines satisfaction of the applicable Performance Goals or targets (or such later date as determined by the Committee and set forth in the Award Agreement or otherwise specified by the Committee) that the performance certified by the Committee, on the basis of which such Award vested or was determined to be earned, was based on materially inaccurate financial statements or other performance measure information, then following the Committee’s review of the facts and circumstances underlying such event, a Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) distributed in respect of a vested or earned Award, or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b) If, following the termination of a Participant’s employment with the Company for any reason, including, without limitation, due to death, Disability, Early Retirement or Retirement, the Company becomes aware that (i) during such Participant’s employment with the Company such Participant engaged in any activity that would have been grounds to terminate his or her employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following such Participant’s employment with the Company, such Participant has breached any written covenant or agreement with the Company or any Subsidiary, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, the Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award(s) (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed in respect of vested or earned Award(s), or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed) that the Committee, in its discretion, determines to be appropriate.

(c) Awards (including Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Awards distributed in respect of vested or earned Awards, or the value thereof shall also be subject to forfeiture to the extent required by applicable law (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed). Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards or any future Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then each Participant agrees that such clawback or forfeiture provision shall also apply to any applicable Award made under this Plan as if such provision had been included in this Plan and such Award.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 1.8 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 1.8 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2 Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1 (including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5 Individual Award Limitations. Subject to Section 5.4:

(a) the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b) the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c) the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and (d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted.

Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to re-price outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 Termination of Employment or Service Due to Disability, Early Retirement or Retirement. Unless otherwise determined by the Committee at the time of grant, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Disability, Early Retirement or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7 Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8 Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9 Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10 Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each

Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2 Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends, as determined in the Company’s discretion. Any dividends shall be paid at such time and in such form as dividends are paid to shareholders generally. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability, Early Retirement or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise:

(i) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement or (b) for Restricted Stock and Restricted Stock Units granted on or after February 9, 2012, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death or Disability, the Restricted Period will lapse as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested);

(ii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Retirement, with respect to the shares of Restricted Stock or Restricted Stock Units transferred or issued to such Participant under the Plan the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or otherwise specified by the Committee;

(iii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Early Retirement, the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or as otherwise specified by the Committee as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that, in the case of an Award which becomes vested in installments, the portion of such prorated Restricted Stock or Restricted Stock Units Award that will vest on each installment date shall be equal to the total number of prorated shares that are subject to continued vesting in accordance with this Section 8.6(iii) divided by the number of remaining installments of the Award;

(iv) For purposes of Sections 8.6(i) through 8.6(iii) above, in the case of any Award that involves Restricted Stock or Restricted Stock Units (whether as the primary or underlying Award) with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, any vesting and lapse of the Restricted Period for such shares shall occur at the end of the applicable performance period and shall be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise specified by the Committee.

(v) Subject to Sections 8.6(i) through 8.6(iv) above, except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed or which do not become vested at the date of a Participant’s termination of employment shall automatically be cancelled upon such Participant’s termination of employment.

8.7 Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8 Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Annual Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement of Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. As determined by the Committee at or after the date of grant, Long-Term Incentive Awards may be payable in equity-based or equity-related Awards, cash or any combination thereof. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Long-Term Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1 Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money”, including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2 Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock- based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, without the Participant’s consent or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service, without the Participant’s consent.

11.3 Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4 Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3 Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10 Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11 Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 14, 2014.

Vote by Internet • Go to www.envisionreports.com/vrts • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•  Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•  Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•  Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, 3, and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - George R. Aylward	☐	☐	02 - Edward M. Swan, Jr.	☐	☐	03 - Mark C. Treanor	☐	☐

		For	Against	Abstain
2.	To approve, for purposes of Section 162(m) of the Internal Revenue Code, the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan including amendments to the material terms of performance-based awards.	☐	☐	☐

3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Virtus Investment Partners, Inc.

Hilton Hartford Hotel

315 Trumbull Street

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Michael A. Angerthal, Mark S. Flynn and Mardelle W. Peña, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Stockholders of the company to be held May 15, 2014 at 10:30 a.m. Eastern Daylight Time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under proposal 1 and FOR proposals 2, 3 and 4. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Daylight Time, on Monday, May 12, 2014.

(Continued and to be signed on reverse side.)